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              NOTICE OF A MEETING OF THE HOLDERS OF THE OUTSTANDING

                                U.S. $30,000,000
                      8% SENIOR EXCHANGEABLE NOTES DUE 2000
                                 OF THE COMPANY

                          SUNSHINE PRECIOUS METALS, INC
                                   ("COMPANY")

                      SUNSHINE MINING AND REFINING COMPANY
                                     ("SSC")
                (THE "NOTEHOLDERS" AND THE "NOTES" RESPECTIVELY)

NOTICE IS HEREBY GIVEN that a Meeting of the Noteholders convened by the Company will be held at 712 Fifth Ave., 35th Floor, New York, New York, on Monday,
March 27, 2000 at 10.00 a.m. (New York time) for the purpose of considering and, if thought fit, passing a Resolution relating to the provisions set forth below which will be proposed as an Extraordinary Resolution in accordance with the provisions of a Trust Deed dated March 21, 1996 (as amended) made between, inter alios the Company, SSC, and HSBC Bank USA (formerly Marine Midland Bank) (the "Trustee"), as trustee for the Noteholders and constituting and securing the Notes.

                            EXTRAORDINARY RESOLUTION

THAT at the Meeting of the holders (the "Noteholders") of the outstanding U.S. $30,000,000 8% Senior Exchangeable Notes due 2000 (the "Notes") of Sunshine Precious Metals, Inc, ("Company"), guaranteed by Sunshine Mining and Refining Company ("SSC") constituted by the Trust Deed dated March 21, 1996 (as amended) (the "Trust Deed") made between Company, SSC and HSBC Bank USA (formerly Marine Midland Bank) (the "Trustee"), as trustee for the holders of the Notes, the Noteholders will be requested to sanction and approve a recapitalization of the Company, which recapitalization will result in the amendments to the Terms and Conditions of the Notes as provided for herein and in the Supplemental Trust Deed and the issuance of eight million shares of common stock of the Company to be distributed to the Noteholders and such other matters relating to the recapitalization as are set forth below:

(1) sanction and approve a postponement to the final maturity date of the Notes to May 1,2001, or such earlier date to be subsequently agreed upon by the holders of a majority of the principal amount of the Notes Outstanding (as defined in the Trust Deed);

(2) sanction and approve an amendment to the Notes to provide that interest payments on the Notes, will be paid in common stock of SSC, with the value of the stock to be issued being equal to 90% of the average of the high and low trading prices for the five trading days immediately prior to the interest payment date, unless SSC's common stock in not listed on the New York Stock Exchange, Inc. and the holders of a majority of the principal amount of the Notes Outstanding have requested that interest payments be made in cash, in which case the interest shall be paid in cash;

(3) sanction and approve an amendment to the exchange terms applicable to the Notes to provide that (i) the Notes will not be exchangeable into SSC's common stock for a period of 120 days following the recapitalization of the Company, (ii) thereafter, upon the approval or consent of the holders of a majority of the principal amount of the Notes Outstanding, the Notes will be exchangeable into common stock of SSC at a conversion price equal to U.S. $1.50 per share subject to further adjustments as set forth in the Notes, and (iii) limitations on the ability of the Noteholders to exchange Notes into common stock will be imposed to prevent any Noteholder from exchanging Notes for more than 9.9% of the issued and outstanding shares of SSC common stock or otherwise exchange the Notes for shares of SSC common stock in a manner that could deem such Noteholder to beneficially own more than 9.9% of the issued and outstanding shares of SSC common stock;

(4) sanction and approve an amendment to provide that Extraordinary Resolutions may be passed at a meeting of Noteholders duly convened and held in accordance with the provisions of the Trust Deed or pursuant to written consents executed by Noteholders holding a majority of the principal amount of the Notes Outstanding;

(5) sanction and approve an amendment to give the Company, after obtaining appropriate stockholder approval and provided the common stock of SSC remains listed on the New York Stock Exchange, Inc. and SSC's market capitalization exceeds U.S. $50,000,000, the option to postpone the maturity of the Notes to May 1, 2002 by delivering to the Noteholders on April 1, 2001, common stock of SSC equal to twenty-five percent (25%) of the principal amount of the Notes Outstanding, assuming the common stock is valued at 90% of the average of the daily high and low for the ten trading days prior to April 1,2001;

(6) sanction and approve an amendment to allow the Notes to be accelerated upon certain events with the consent or approval of the Noteholders of a majority of the principal amount of the Notes outstanding, and as specified in the Supplemental Trust Deed;

(7) sanctions and approve an amendment requiring SSC to ensure that the SSC common stock issued will be unlegended and freely tradeable and to call as shareholders meeting to authorize the issuance of the additional shares and other actions contemplated herein;

(8) sanction and approve such additional amendments and resolutions that are not inconsistent with the foregoing, that further supplement the intent of the foregoing, or that may be deemed necessary or appropriate at the meeting;

(9) sanction every abrogation, modification, compromise arrangement in respect of the rights of the Noteholders appertaining to the Notes against the Company and SSC, whether or not such rights arise under the Trust Deed, involved in or resulting from the implementation of the Extraordinary Resolution; and

(10) authorize, direct and request the Trustee to concur in and do all such things as may be necessary or expedient to carry out and give effect to the Extraordinary Resolution, including, without limitation, executing a supplemental trust deed in the form of the draft to be produced to the Meeting and signed by she Chairman for the purpose of identification with such amendments (if any) thereto as the Company and the Trustee may agree.

Copies of the said Trust Deed (including the Terms and Conditions of the Notes) and of certain other relevant documents including the draft supplemental trust deed will be available as soon as practicable for inspection and/or collection by Noteholders at the specified offices of the Paying, Exchange, and Transfer Agents and the Registrar set out below, but in any event prior so the Meeting of the Noteholders.

The Trustee expresses no opinion on the merits of the proposals set out in the Extraordinary Resolution.

                                VOTING AND QUORUM

1. A Noteholder wishing to attend and vote at the Meeting in person must produce at the Meeting a valid voting certificate or valid voting certificates issued by a Paying, Exchange, or Transfer Agent relative to the Note(s), in respect of which he wishes to vote.

     A Noteholder not wishing to attend and vote at the Meeting in person may either deliver his voting certificate(s) to the person whom he wishes to attend on his behalf or give a voting instruction either on a voting instruction form (obtainable from the specified offices of the Paying, Exchange, or Transfer Agent set out below) or, where his Note(s) is/are held by The Depository Trust Company ("DTC"), Clearstream or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), in accordance with the procedures of the DTC, Clearstream or Euroclear, as applicable, instructing a Paying, Exchange, or Transfer Agent to appoint a proxy to attend and vote at the Meeting in accordance with his instructions.

     A Noteholder who wishes to obtain a voting certificate or give voting instructions must first arrange for his Note(s) to beheld to the order or under the control of a Paying, Exchange, or Transfer Agent by DTC, Clearstream or Euroclear, as applicable or any other person released at the conclusion of the Meeting (or, if applicable, any adjourned such Meeting) or upon surrender of the voting certificate(s) or, not less than 48 hours before the time for which the Meeting (or, if applicable, any adjourned such Meeting) is convened, the voting instruction receipt(s) issued in respect thereof. Any Bearer Notes may be deposited with (or to the order of any Paying, Exchange, or Transfer Agent for the purpose of obtaining voting certificates or appointing proxies not later than 48 hours before the time fixed for the Meeting and that the holders of Registered Notes may appoint proxies by executing and delivering a form of proxy in the English language to the specified office of the Register not later than 24 hours before the time fixed for the Meeting or, in the case of corporations, may appoint representatives by resolution in the English language of their directors or other governing body and by delivering an executed copy of such resolution to the Registrar not later than 24 hours before she time fixed for the Meeting.

2. The quorum required at the Meeting is one or more persons being present holding voting certificates or being proxies and holding or representing in the aggregate not less than two-thirds is principal amount of the Notes for the time being outstanding.

3. To be passed, the Extraordinary Resolution requires a majority in favour consisting of not less than two-thirds of the principal amount of the Notes Outstanding. If passed, the Extraordinary Resolution will be binding upon all the Noteholders, whether or not present at such Meeting and whether or not voting.

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
BANQUE GENERALE DU LUXEMBOURG, SA.       HSBC BANK PLC                   HSBC BANK USA
   50 Avenue J. F. Kennedy            Contact: Mark Allen             Contact: Frank Godino
      L-2951 Luxembourg                  Mariner House                    140 Broadway
                                         Pepys Street                   New York, NY 10005
                                       London EC3N 4DA                  Tel: 212-658-6433
                                       Tel: 44 171 260 5434             Fax: 212-658-6425
                                       Fax: 44 171 260 0428/3269
Dated: March 3, 2000
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